Exhibit 23.2

                                    KPMG LLP

        Chartered Accountants
        PO Box 10426 777 Dunsmuir Street        Telephone (604) 691-3000
        Vancouver BC V7Y 1K3                    Telefax (604) 691-3031
        Canada                                  www.kpmg.ca

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
SmarTire Systems Inc.

We consent to the use of our report dated September 16, 2005, except for note 19(b) which is as of September 23, 2005, on the consolidated balance sheets of SmarTire Systems Inc. as of July 31, 2005 and 2004, and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss) and cash flows for each of the years in the three year period ended July 31, 2005, included in this form 10-KSB. Our report dated September 16, 2005, except for note 19(b) which is as of September 23, 2005, contains additional comments for U.S. readers that states that conditions and events exist that cast substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

KPMG LLP


                                /s/ KPMG LLP

                                Chartered Accountants

                                Vancouver, Canada
                                October 28, 2005